EXHIBIT 99.1


    Span-America Reports Results for Fourth Quarter of Fiscal 2007


    GREENVILLE, S.C.--(BUSINESS WIRE)--Oct. 31, 2007--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the fourth quarter and fiscal year ended September 29, 2007. The company reported a 15% increase in fourth quarter sales to $15.5 million compared with $13.5 million in the fourth quarter of fiscal 2006. Net loss for the fourth quarter was $582,000, or $0.21 per share, compared with net income of $900,000, or $0.32 per diluted share, for the fourth quarter of fiscal 2006. The 2007 results included a one-time, non-cash impairment charge of $2.9 million ($1.9 million, or $0.67 per share, after tax) related to the exit and proposed sale of the Company's safety catheter business.

    "Span-America had record sales and earnings in the fourth quarter in our medical segment and excellent performance in our custom products segment," stated Jim Ferguson, president and CEO of Span-America Medical Systems. "Fourth quarter net sales rose 15% to $15.5 million on the strength of continued growth in our medical segment combined with increased custom product sales.

    "Our GAAP earnings for the fourth quarter were affected by our decision to sell our safety catheter segment. Without the impairment charge this quarter, we would have reported record net income for the fourth quarter and fiscal year 2007.

    "The safety catheter business has been a drag on our earnings, and we have not gained the sales momentum we expected based on the product's excellent features and positive customer reports," continued Mr. Ferguson. "We believe the sale of this part of our business will improve future earnings for Span-America by eliminating the approximately $1.1 million in losses we incurred in each of the past two years from the safety catheter segment. In addition, we expect the sale of this segment will allow us to focus more resources on our core business units."

    The impairment charge eliminates 100% of the book value of the safety catheter assets, and management has already begun efforts to sell this part of the business. Proceeds from a future sale of these assets, if any, will be recorded as income from discontinued operations. "We will continue to support our current Secure I.V.(R) and HuberPro(R) customers and distributors as long as we have inventory available and will work with them to transition relationships to a new owner as necessary," said Mr. Ferguson.

    Fourth Quarter Results

    Sales for the fourth quarter of fiscal 2007 rose 15% to $15.5 million compared with $13.5 million in the fourth quarter last year. The sales growth was generated primarily from our medical business where sales increased 18% to $11.4 million compared with $9.7 million in the fourth quarter last year.

    The growth in medical sales was due largely to the contribution from our proprietary therapeutic support surface product lines, up 22% compared with the fourth quarter of last year. Product line leaders included Span-America's PressureGuard Easy Air(R) low-air-loss support surfaces, the PressureGuard CFT(R), which includes the private label products made for Hill-Rom, and our Geo-Mattress(R) line of non-powered therapeutic support surfaces.

    Sales of therapeutic support surfaces accounted for 76% of our total medical business in the fourth quarter of fiscal 2007. Our other medical product lines also performed well during the quarter. Sales of wheelchair seating products rose 33% compared with the fourth quarter of last year due to the continued success of the Short-Wave seat and back cushion, the newest addition to our line of therapeutic seating products. Sales of patient positioners increased 10%, overlays rose 6% and Selan(R) skin care sales were up by 1%.

    In the custom products segment, sales rose 7% to $4.0 million compared with $3.8 million in the fourth quarter of last year. The majority of sales growth in this segment was generated from our consumer bedding products sold to Wal-Mart and other major retailers through our marketing partner, Louisville Bedding Company. Consumer bedding products accounted for $3.1 million of custom products segment sales in the fourth quarter, up 6% from the fourth quarter of last year.

    Sales of industrial products, also included in the custom products segment, increased 10% to $919,000 in the fourth quarter of fiscal 2007. Industrial sales growth came from existing customers in the automotive market and new customers in various other markets.

    Operating loss for the fourth quarter of fiscal 2007 was $854,000 compared with operating income of $1.16 million in the fourth quarter last year. Our operating loss margin for the fourth quarter of fiscal 2007 was -5.5%. The 2007 results included the $2.9 million non-cash impairment charge related to the safety catheter segment. Without the impairment charge, operating income would have been $2.0 million in the fourth quarter of fiscal 2007 and operating profit margin would have been 13.0%, up from 8.6% in the fourth quarter of fiscal 2006. The improvement in operating margin (excluding the effect of the impairment charge) is due to higher sales volume, improved manufacturing efficiencies and slower growth rates in selling, R&D and administrative expenses compared with the growth rate in sales.

    Non-operating income declined to $31,000 in the fourth quarter of fiscal 2007 compared with $116,000 in the fourth quarter last year. The decrease was due to lower investment income and the absence of a $47,000 gain on the sale of assets recorded in last year's fourth quarter. Interest expense was $77,000 in the fourth quarter and resulted from debt used to partially fund the $13.9 million ($5.00 per share) special dividend paid in June 2007.

    Net loss for the fourth quarter was $582,000, or $0.21 per share, compared with net income of $900,000, or $0.32 per diluted share, in the fourth quarter last year. Excluding the impairment charge ($1.9 million, or $0.67 per share, after tax) net income for the fourth quarter of fiscal 2007 would have been $1.3 million, or $0.46 per share, up 42% compared with earnings in the year-ago quarter.

    Fiscal Year Results

    Total net sales for fiscal year 2007 increased 18% to $60.7 million compared with $51.6 million in fiscal 2006. Sales benefited from double digit growth in both the medical and custom products segments. Net income for fiscal 2007 was down 6% to $2.9 million, or $1.00 per diluted share, compared with $3.1 million, or $1.10 per diluted share, in fiscal 2006. The 2007 results included the non-cash impairment charge of $2.9 million ($1.9 million, or $0.67 per share, after tax). Excluding the impairment charge, net income would have been $4.8 million, or $1.67 per diluted share, up 57% compared with the 2006 results.

    Sales in the core medical business grew 18% to $43.2 million in fiscal 2007 compared with $36.7 million in fiscal 2006. Sales of therapeutic support surfaces rose 21% in fiscal 2007 to $32.6 million and represented 75% of total medical sales. Medical sales accounted for 71% of total net sales in each of fiscal years 2007 and 2006. Product line growth leaders within the therapeutic support surface group were the PressureGuard CFT, which includes private label products manufactured for Hill-Rom, the Geo-Mattress line of all-foam support surfaces and the PressureGuard Easy Air low-air-loss support surfaces. Sales of wheelchair seating products jumped by 23%, patient positioners were up by 7% and overlays and Selan skin care products each rose by 2%.

    In the custom products segment, sales increased 17% during fiscal 2007 to $17.3 million compared with $14.8 million in fiscal 2006. All of the sales growth was attributable to consumer bedding products, which were up 23% to $13.7 million compared with $11.2 million last year. Sales of industrial products were flat during fiscal 2007 as sales growth from existing and new customers was offset by lost business.

    Operating income for fiscal 2007 rose 4% to $4.2 million compared with $4.0 million last year. Excluding the $2.9 million impairment charge, fiscal 2007 operating income would have been a record $7.0 million, a 76% increase over fiscal 2006 operating income.

    Non-operating income declined 50% to $277,000 in fiscal 2007 compared with $554,000 in fiscal 2006. The 2006 results included royalty income of $247,000 from an agreement that expired during fiscal year 2006. Interest expense for fiscal 2007 was $103,000 and was related to the addition of $5.7 million in long-term debt used to fund part of the special dividend paid in June 2007.

    Due to particularly strong cash flow in fiscal 2007, we reduced our long-term debt balance by $2.0 million (35%) during the fourth quarter, leaving a balance of $3.7 million at fiscal year end 2007. "We are pleased with the strength of our cash flow in fiscal 2007 and to have been able to pay down the debt associated with our special dividend at a much faster rate than we anticipated," said Mr. Ferguson.

    Outlook for Fiscal 2008

    "We expect sales for fiscal 2008 to be affected by the renegotiation of our existing manufacturing agreement with Hill-Rom, our largest medical customer," continued Mr. Ferguson. "Short-term, we expect medical sales to be lower due to the revised agreement; however, we remain optimistic about our long-term growth for medical sales. We plan to provide more detail regarding the changes to the agreement and an updated forecast for fiscal 2008 sales as soon as the revised agreement is finalized.

    "Partially offsetting the expected decline in sales to Hill-Rom, we project higher sales of non-Hill-Rom medical products and higher sales from our custom products segment in fiscal 2008. Our product innovation has been a major factor in our past sales growth. Medical products introduced during the past three years accounted for approximately 31% of medical sales in fiscal 2007, and the new fusion product line sold to Wal-Mart was developed and introduced last year. We have excellent momentum in the non-Hill-Rom parts of our medical segment and expect this to carry forward in fiscal 2008. We also expect to benefit from higher sales in our custom products segment. Wal-Mart has advised us that it plans to expand the number of its stores that carry the fusion consumer mattress overlay, and we anticipate modest growth in sales of industrial products for fiscal 2008," continued Mr. Ferguson.

    "We expect Span-America's earnings to be reduced in fiscal 2008 because of lower sales to Hill-Rom. The expected earnings reduction related to the decline in Hill-Rom sales should be partially offset by eliminating the losses associated with the safety catheter business. Overall, we expect earnings for fiscal 2008 to be higher than reported GAAP earnings for fiscal 2007 but lower than fiscal 2007 earnings excluding the impairment charge," concluded Mr. Ferguson.

    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

    Forward-Looking Statements

    We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing our Company, including: (a) changes in our existing manufacturing agreement with Hill-Rom, which is our largest customer in the medical segment, (b) the loss of a key customer or distributor for our products, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) the potential for volatile pricing conditions in the market for polyurethane foam, (e) raw material cost increases, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing and other risks referenced in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.




                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)


                                          Three Months Ended
                                       -------------------------
                                        Sept. 29,    Sept. 30,
                                           2007         2006     %Chg
                                       ------------ ------------ -----

Net sales                              $15,515,325  $13,493,056    15%
Cost of goods sold                      10,202,823    9,258,732    10%
                                       ------------ ------------
Gross profit                             5,312,502    4,234,324    25%
                                              34.2%        31.4%

Selling and marketing expenses           2,289,115    2,151,078     6%
Research and development expenses          207,016      185,533    12%
General and administrative expenses        791,800      735,152     8%
Impairment of safety catheter assets     2,878,803            -   n/a
                                       ------------ ------------
                                         6,166,734    3,071,763   101%

Operating income                          (854,232)   1,162,561  -173%
                                              -5.5%         8.6%

Other income:
--------------------------------------
Investment income                           30,572       67,501   -55%
Royalty income                                   -            -   n/a
Other                                          799       48,746   -98%
                                       ------------ ------------
Total non-operating income                  31,371      116,247   -73%

Interest expense                            76,776            -   n/a

Income before income taxes                (899,637)   1,278,808  -170%
Income taxes                              (318,000)     379,000  -184%
                                       ------------ ------------
Net income                               $(581,637)    $899,808  -165%
                                              -3.7%         6.7%
                                       ============ ============

Net income per share of common stock:
  Basic                                     $(0.21)       $0.34  -162%
  Diluted                                    (0.21)        0.32  -165%


Dividends per common share(1)               $0.080       $0.060    33%


Weighted average shares outstanding
--------------------------------------
  Basic                                  2,775,054    2,659,908     4%
  Diluted                                2,775,054    2,785,898     0%

Supplemental Data
--------------------------------------
  Depreciation expense                    $216,709     $197,773    10%
  Amortization expense                      33,904       31,489     8%



                                          Twelve Months Ended
                                       -------------------------
                                        Sept. 29,    Sept. 30,
                                           2007         2006     %Chg
                                       ------------ ------------ -----

Net sales                              $60,689,120  $51,556,548    18%
Cost of goods sold                      40,520,833   35,857,885    13%
                                       ------------ ------------
Gross profit                            20,168,287   15,698,663    28%
                                              33.2%        30.4%

Selling and marketing expenses           9,039,967    8,208,043    10%
Research and development expenses          806,937      633,608    27%
General and administrative expenses      3,282,341    2,846,534    15%
Impairment of safety catheter assets     2,878,803            -   n/a
                                       ------------ ------------
                                        16,008,048   11,688,185    37%

Operating income                         4,160,239    4,010,478     4%
                                               6.9%         7.8%

Other income:
--------------------------------------
Investment income                          260,710      204,042    28%
Royalty income                                   -      246,627  -100%
Other                                       16,142      103,664   -84%
                                       ------------ ------------
Total non-operating income                 276,852      554,333   -50%

Interest expense                           103,152            -   n/a

Income before income taxes               4,333,939    4,564,811    -5%
Income taxes                             1,460,000    1,510,000    -3%
                                       ------------ ------------
Net income                              $2,873,939   $3,054,811    -6%
                                               4.7%         5.9%
                                       ============ ============

Net income per share of common stock:
  Basic                                      $1.06        $1.15    -9%
  Diluted                                     1.00         1.10    -9%


Dividends per common share(1)               $5.300       $0.195  2618%


Weighted average shares outstanding
--------------------------------------
  Basic                                  2,723,942    2,648,635     3%
  Diluted                                2,864,820    2,771,924     3%

Supplemental Data
--------------------------------------
  Depreciation expense                    $891,872     $814,210    10%
  Amortization expense                     137,841      128,971     7%


(1) Dividends for the 12-month period ending September 29, 2007, include a special, one-time dividend of $5.00 per share declared in April 2007.




                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                            Balance Sheets

                                           September 29, September 30,
                                               2007          2006
                                            (Unaudited)     (Note)
                                           ---------------------------

Assets
Current assets:
   Cash and cash equivalents                    $808,864     $975,525
   Securities available for sale                       -    5,134,882
   Accounts receivable, net of allowances      7,195,288    6,986,794
   Inventories                                 3,997,585    4,353,479
   Prepaid expenses and deferred income
    taxes                                      1,094,395      735,684
                                           ------------- -------------
Total current assets                          13,096,132   18,186,364

Property and equipment, net                    6,536,842    8,132,057
Cost in excess of fair value of net assets
 acquired, net of accumulated amortization     1,924,131    1,924,131
Other assets                                   2,411,803    2,769,926
                                           ------------- -------------
                                             $23,968,908  $31,012,478
                                           ============= =============

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                           $2,146,138   $2,374,357
   Accrued and sundry liabilities              3,503,436    2,474,049
                                           ------------- -------------
Total current liabilities                      5,649,574    4,848,406

Long-term debt                                 3,700,000            -
Deferred income taxes                             38,000      815,000
Deferred compensation                            793,667      831,614
                                           ------------- -------------
Total long-term liabilities                    4,531,667    1,646,614

Total liabilities                             10,181,241    6,495,020

Shareholders' equity
   Common stock, no par value, 20,000,000
    shares authorized; issued and
    outstanding shares 2,775,444 (2007) and
    2,660,345 (2006)                           1,724,225    1,032,118
   Additional paid-in capital                    528,945      136,614
   Retained earnings                          11,534,497   23,352,221
   Accumulated other comprehensive loss                -       (3,495)
                                           ------------- -------------
Total shareholders' equity                    13,787,667   24,517,458
                                           ------------- -------------

                                             $23,968,908  $31,012,478
                                           ============= =============

Note: The Balance Sheet at September 30, 2006, has been derived from the audited financial statements at that date.



    CONTACT: Span-America Medical Systems, Inc.
             Jim Ferguson
             President and Chief Executive Officer
             864-288-8877, ext. 6912